Exhibit 10.25

CONTRIBUTOR INDEMNITY AGREEMENT

This Contributor Indemnity Agreement (the “Agreement”) is entered into as of August 16, 2004, by and among Kite Realty Group, L.P. a Delaware limited partnership (“Kite Realty”) and Alvin E. Kite, Jr., John A. Kite, Paul W. Kite, Thomas K. McGowan, Daniel R. Sink, George F. McMannis, IV, and Mark Jenkins (collectively, the “Indemnitees”).

WHEREAS, Kite Realty and its general partner Kite Realty Group Trust, a Maryland real estate investment trust (the “REIT”), are engaging in various related transactions pursuant to which, among other things, (i) Kite Realty will acquire interests in various entities that own or lease real estate properties in which certain persons affiliated with the REIT have interests, including the Indemnitees, (ii) Kite Realty will acquire indirect interests in certain service companies currently owned by persons affiliated with Kite Realty, including certain of the Indemnitees, and (iii) the REIT will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in Kite Realty (the “Kite IPO,” and together with the other transactions described above, the “Kite IPO Transactions”);

WHEREAS, pursuant to Section 1.1(b) of that certain Contribution Agreement dated as of April 5, 2004 among Kite Realty and the Indemnitees, entered into as part of the Kite IPO Transactions (the “Contribution Agreement”), Kite Realty has agreed to assume from the Indemnitees and thereafter pay, honor, discharge and perform, in accordance with their respective terms, all of the liabilities and obligations of the Indemnitees identified on Schedule 1 thereto (the “Assumed Liabilities”);

WHEREAS, pursuant to Schedule 1, Kite Realty agreed that, if it is unsuccessful in obtaining a release of all personal guarantees previously made by the Indemnitees with respect to the properties and other assets being contributed pursuant to the Contribution Agreement, Kite Realty will indemnify the Indemnitees with respect to any loss actually incurred by the Indemnitees to the beneficiaries of the personal guarantees pursuant to such guarantees; and

WHEREAS, the parties desire to enter into this Agreement to memorialize the indemnity obligation referenced in Schedule 1 to the Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Section 1.               Indemnification. Kite Realty hereby agrees to indemnify, defend and hold harmless the Indemnitees and their agents, assigns and successors from and against all losses, claims, damages, fines, causes of action, judgments, lawsuits, assessments, costs, expenses (including but not limited to reasonable attorneys’ fees and court costs) and other liabilities, including liabilities for taxes, penalties, interest, and amounts paid in settlement (collectively “Liabilities”) actually incurred by the Indemnitees to the beneficiaries of the personal guarantees arising out of, relating to, or resulting from, the failure of Kite Realty to obtain a release of all personal guarantees previously made by the Indemnitees with respect to the property and other assets being contributed pursuant to the Contribution Agreement. Kite Realty also agrees to reimburse the Indemnitees for all expenses that they incur in connection with successfully enforcing their rights under this Agreement.

Section 2.               Indemnification Procedures. The Indemnitees shall notify Kite Realty promptly in writing of indemnifiable Liabilities (“Indemnifiable Claim”) under Section 1 of this Agreement after receiving notice or being informed of the existence thereof. Kite Realty shall assume, at its cost and expense, the sole defense of such Indemnifiable Claim through counsel selected by Kite Realty and reasonably acceptable to the Indemnitees.  The Indemnitees shall cooperate fully with Kite Realty in such defense, including making relevant documents available and providing witnesses to testify at any deposition, trial, hearing, arbitration, or other proceeding.  The Indemnitees may, at their option and expense, participate in Kite Realty’s defense.  However, Kite Realty shall maintain control of such defense, including any decision as to settlement, provided that in the event that Kite Realty does not assume the defense on a timely basis or reasonably maintain the defense, then, without prejudice to any other rights and remedies available to the Indemnitees under this Agreement, the Indemnitees may take over such defense with counsel of their choosing at Kite Realty’s cost and expense.  In the event that there arises a conflict of interest, which, under applicable principles of legal ethics, prevents a single legal counsel from representing both the Indemnitees and Kite Realty, the Indemnitees may take over their defense with counsel of their choosing at Kite Realty’s cost and expense. Kite Realty shall not be liable for any compromise or settlement made by the Indemnitees without the consent of Kite Realty.

Section 3.               Remedies Not Exclusive. The indemnification provided to the Indemnitees by Kite Realty, or granted pursuant to the provisions of this Agreement, shall not be deemed exclusive of any other rights to which the Indemnitees may be entitled.  Each party’s right to indemnification by the other party shall be enforceable in any court of competent jurisdiction.

Section 4.               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.               Modifications.  This Agreement may not be amended or modified except in writing, validly executed and delivered by each party hereto.

Section 6.               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without reference to principles of conflicts of laws.

Section 7.               Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

KITE REALTY

KITE REALTY GROUP, L.P.

By:	/s/ JOHN A. KITE
Name: John A. Kite
Title:	President and Chief Executive Officer, Kite Realty Group Trust, its Sole Member

THE CONTRIBUTORS

/s/ ALVIN E. KITE, JR.
Alvin E. Kite, Jr.

/s/ JOHN A. KITE
John A. Kite

/s/ PAUL W. KITE
Paul W. Kite

/s/ THOMAS K. McGOWAN
Thomas K. McGowan

/s/ DANIEL R. SINK
Daniel R. Sink

/s/ GEORGE F. McMANNIS, IV
George F. McMannis, IV

/s/ MARK JENKINS
Mark Jenkins